                                                                    EXHIBIT 99.1


        SYMYX TO ACQUIRE INTELLICHEM TO EXTEND RENAISSANCE SOFTWARE SUITE

  MOVE REINFORCES COMPANY'S COMMITMENT TO ENTERPRISE SOFTWARE AS A GROWTH AREA

SANTA CLARA, CALIF., NOVEMBER 15, 2004 - Symyx Technologies, Inc. (NASDAQ: SMMX) today announced that, on November 12, 2004, it signed a definitive agreement to acquire privately-held IntelliChem, Inc., based in Bend, Oregon. IntelliChem is a provider of intelligent electronic lab notebooks (iELN) for customers in the pharmaceutical, biotechnology and chemical industries.

Under the terms of the agreement, Symyx will pay approximately $28.9 million in cash to acquire all outstanding shares of IntelliChem and will assume all the unvested options to purchase shares of IntelliChem common stock in exchange for approximately 50,000 options to purchase shares of Symyx common stock, having an expected value of approximately $1.2 million. IntelliChem's balance of cash and cash equivalents was in excess of $3 million as of October 31, 2004. The companies' respective boards of directors have approved the agreement. Symyx expects the transaction to close before the end of the fourth quarter of 2004, subject to various standard closing conditions, including the consent of IntelliChem shareholders to the merger. Consent of the Symyx stockholders to the merger is not required.

"The impetus for this merger came from our mutual customers, who suggested we find ways to link our complementary capabilities," stated Steven Goldby, chairman and chief executive officer of Symyx. "We expect IntelliChem's intelligent ELN software combined with our Renaissance(R) software suite will create the most compelling system for integrating and unifying chemical research and development data, enabling improvements in the efficiency of research in the pharmaceutical and chemical industries."

"We have been pleased with customer interest in our software, and feel that the time is right to join forces with Symyx to expand both the customer reach and impact of our iELN," stated Paul van Eikeren, founder, president and chief executive officer of IntelliChem.

Symyx will combine IntelliChem's iELN solutions and its suite of Renaissance software to provide a unified set of tools for high-throughput and conventional research. The resulting integrated suite of applications will allow companies to replace paper laboratory notebooks with an electronic, searchable system, provide scientists with a robust, broad, and easy-to-use set of time-saving and enabling tools for planning and executing experiments, and provide the entire enterprise with real-time collaborative decision-support and analysis capabilities to help scientists, engineers and project managers make better decisions.

2004-2005 FINANCIAL OUTLOOK

Symyx's financial outlook for the remainder of 2004 and for 2005 is predicated on the transaction closing late in the fourth quarter of 2004. Based on this timing, Symyx maintains its forecast for 2004 operating income of approximately $14-$15 million, before an anticipated charge for in-process research and development in connection with the acquisition. In addition, Symyx forecasts total revenue for 2005 of $108-118 million, with an approximate 20% operating margin before amortization of intangibles and other merger related expenses.


CONFERENCE CALL AND WEBCAST

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, senior vice president and chief financial officer, will host a conference call at 11:00 am ET, 8:00 am PT, on Monday, November 15, to discuss the business of IntelliChem. A slide show presentation will accompany management's discussion and can be accessed at http://www.symyx.com. A question and answer session will follow immediately. The dial-in number for domestic (including Canada) callers is 800-810-0924 and for international callers is 913-981-4900. A replay of the conference call will be available from 11:00 am PT on November 15 until 9:00 pm PT on November 29. To access the replay, the domestic (including Canada) dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820, reservation number 907207. The replay will also be available at http://www.symyx.com. The conference call and replay are open to all interested parties.

ABOUT SYMYX

Symyx develops and applies high-throughput experimentation methods, instrumentation and software to enable accelerated discovery of proprietary materials and processes in the chemical, petrochemical, pharmaceutical, electronics, consumer goods, and automotive industries. Symyx offers these proprietary technologies to customers seeking to transform their research productivity through research collaborations, Discovery Tools(R) sales, and the license of materials, intellectual property, and software. Information about Symyx, including reports and other information filed by the Company with the Securities and Exchange Commission, is available at http://www.symyx.com.

ABOUT INTELLICHEM

IntelliChem, Inc., a provider of intelligent electronic lab notebooks (IELN) for discovery and development, has redefined the market for electronic lab notebooks through intelligent ELN solution spanning drug discovery, development, formulations, analytical, and bioprocess organizations. These intelligent ELN products enable pharmaceutical and chemical companies to replace paper lab notebooks and provide decision-support tools to help scientists and engineers make better decisions. More information about IntelliChem is currently available at http://www.IntelliChem.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements related to the timing of the closing of the merger, the expectation that the combined software product will create the most compelling system for integrating and unifying chemical research, Symyx's intention to combine IntelliChem's iELN solutions with its suite of Renaissance software, the statement regarding the uses of the resulting integrated suite of applications and Symyx's forecast for 2004 operating income and forecasted revenue. These forward-looking statements involve risks, uncertainties and assumptions, including: (1) risks associated with the IntelliChem acquisition not being consummated; (2) the ability of Symyx to successfully integrate the IntelliChem products with its products; (3) the functionality of the integrated Symyx-IntelliChem products; (4) market acceptance of Symyx's products and services, including the integrated products; (5) uncertainties relating to the pace, quality or number of discoveries of new materials; (6) the dependence on collaborators to continue relationships and to successfully commercialize products; (7) uncertainties of patent protection and litigation; (8) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (9) general economic conditions in the United States and in major European and Asian markets; (10) exposure to risks associated with export sales and operations; (11) natural disasters, power failures and other disasters ;and (12) other risks that are described from time to time in Symyx's filings with the Securities and Exchange Commission, (including but not limited to Symyx's annual report on Form 10-K for the year ended December 31, 2003 and Symyx's quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, Symyx's results could differ materially from Symyx's expectations in these statements. Symyx assumes no obligation, and does not intend to update these forward-looking statements.


                                       ##

FOR MORE INFORMATION:
Jeryl L. Hilleman
Senior Vice President &
Chief Financial Officer
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com